Exhibit 10.1

AZZ INC.
COMPENSATION RECOVERY POLICY

(Effective Date: January 20, 2016)

I.Purpose. The purpose of this Compensation Recovery Policy (the “Policy”) is to provide AZZ Inc. and its subsidiaries (the “Company”) a mechanism for recovering certain incentive based compensation should the Company be required to restate its financial statements or a management-level employee engages in serious misconduct. The term “misconduct” shall include, but not be limited to, (i) dishonesty, insubordination, harassment, or belligerent behavior; (ii) any breach of the Company’s Code of Ethics, any confidentiality or any other agreements with the Company, Company policies, or duty of loyalty to the Company; (iii) habitual neglect or incompetence in carrying out employment duties; or (iv) the commission of any act that would constitute a felony or violation of a law applicable to the conduct of corporate employees, including, but not limited to, any law prohibiting bribery, or any law applicable to public companies. Accordingly, as set forth in this Policy, it may be appropriate for the Company to recover Incentive Compensation (as defined below) of certain Covered Persons (as defined below), to the extent permitted by applicable law. This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Policy shall apply to Incentive Compensation awarded, approved or granted on or after the Effective Date.

II.Applicability. This Policy applies to all former and current executive officers of the Company within the meaning of Rule 16a-1(f) under the Exchange Act, and any such other key employees of the Company who may from time to time be determined by the Administrator to be deemed subject to the Policy (collectively, the “Covered Person(s)”).

III.Administration. This Policy will be administered by the Compensation Committee of the Board of Directors (the “Committee”) unless the Board of Directors determines to administer the Policy itself (the Committee or the Board of Directors, as applicable, in its role administering the Policy is the “Administrator”). The Administrator shall have full and final authority to make all determinations under this Policy, including without limitation, whether the Policy applies and if so, the amount of compensation to be recovered from the Covered Persons and the means of recovery (as permitted under final rules adopted by the Securities and Exchange Commission (“SEC”) under Section 10D of the Exchange Act (the “Final Rules”) and in conformity with Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “IRC”)). All determinations and decisions made by the Administrator pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons, including the Company, its affiliates, its shareholders and employees. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act, any applicable rules or standards adopted by the SEC or any national securities exchange on which the Company's securities are listed, and Section 409A.

IV.    Recovery Requirement. In the event the Company is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under United States securities laws (a “Restatement Requirement”), the Administrator shall seek to recover any excess Incentive Compensation received by any Covered Person during the three completed fiscal years immediately preceding the date on which the Company is required to prepare such an accounting restatement, as permitted under the Final Rules and in conformity with Section 409A. Without limiting the foregoing, in the event that any Covered Person engages in Misconduct, the Administrator shall seek to recover any Incentive

Compensation received by such Covered Person during the most recently completed fiscal year immediately preceding the date on which such Misconduct is discovered, as permitted under the Final Rules and in conformity with Section 409A (any such required reimbursement or forfeiture based on Misconduct, a “Misconduct Requirement” and, collectively with a Restatement Requirement, “Recoverable Events” or individually a “Recoverable Event”). For purposes of this Policy, the date on which the Company is required to prepare an accounting restatement shall be deemed to be the earlier of (i) the date the Board of Directors concludes or reasonably should have concluded that the Company's previously issued financial statements contain a material error or (ii) the date a court, regulator or other legally authorized body directs the Company to restate its previously issued financial statements to correct a material error.

V.    Means of Recovery. In the event any Recoverable Event occurs, the Administrator shall satisfy the Company’s obligations under this Policy to recover any amount owed from any applicable Covered Person (not exceeding in the aggregate the applicable Recoverable Amount as described in Section VI) by exercising its sole and absolute discretion in how to accomplish such recovery, and the Administrator may utilize any method of recovery permitted under the Final Rules and in conformity with Section 409A, in each case without the payment of an amount to such Covered Person or the creation of a legally binding right to a payment to such Covered Person as a substitute for the recovered amount.

VI.    Incentive Compensation Calculation and Definition. With respect to any Restatement Requirement, the amount of excess Incentive Compensation (i.e., the amount to be recovered under this Policy) shall be the amount of Incentive Compensation received that exceeds the amount of Incentive Compensation that otherwise would have been received had it been determined based on the applicable financial and shall be computed without regard to any taxes paid. For incentive-based compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement:

(a)    The amount shall be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive Compensation was received; and

(b)    The Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the exchange or association.

The amount of Incentive Compensation recoverable with respect to any Recoverable Event is referred to herein as the “Recoverable Amount”. With respect to any Misconduct Requirement, the Recoverable Amount shall be deemed to be the amount of Incentive Compensation received by the applicable Covered Person during the most recently completed fiscal year immediately preceding the date on which such Misconduct is discovered.

For purposes of this Policy, “Incentive Compensation” shall mean any cash bonus, incentive payment, equity based award or other compensation granted, earned, and/or received by such Covered Person from the Company on or after the Effective Date, and/or any profits realized by such Covered Person from the sale of Company equity securities obtained by the Covered Person upon exercise or grant of any stock appreciation right, restricted stock, restricted stock unit or any other form of equity compensation or otherwise that was granted on or after the Effective Date, the amount, payment and/or vesting of which was calculated based wholly or in part on the attainment of a financial reporting measure; provided, however, that “Incentive Compensation” shall not include a Covered Person’s base salary.

VII.    Determinations in Discretion of the Administrator. The Administrator shall recover any excess Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Administrator in accordance with Rule 10D-1 of the Exchange Act and the listing standards of the national securities exchange on which the Company's securities are listed.

Any action or inaction by the Administrator with respect to a Covered Person under this Policy shall in no way limit the Administrator’s actions or decision not to act with respect to any other Covered Person under this Policy or under any similar policy, agreement or arrangement, nor shall any such action or inaction serve as a waiver of any rights the Company may have against any Covered Person other than as set forth in this Policy. The Administrator may apply these provisions differently to each such Covered Person, as permitted under the Final Rules and in conformity with Section 409A, and in its sole and absolute discretion, taking into account (i) whether the assertion of a claim may violate applicable law or prejudice the interests of the Company (including, but not limited to, any prejudice to the interests of the Company in any proceeding or investigation), (ii) whether other penalties or punishments are being imposed on the Covered Person, including by third parties, or any governmental or regulatory authority (including, without limitation, action taken under Section 304 of the Sarbanes-Oxley Act of 2002), (iii) the nature of the events that led to a Recoverable Event, (iv) the Covered Person’s conduct, role and responsibilities with respect to the events that led to a Recoverable Event, (v) Section 409A; and (vi) such other factors as determined by the Administrator.

VIII.    Recovery Procedure. If the Administrator intends to seek recoupment (or, for the purpose of this paragraph, any other means of recovery) of any Incentive Compensation under this Policy from a Covered Person, it must determine in its sole and absolute discretion the manner of recovery of any Recoverable Amount, including, without limitation, through the reduction (or forfeiture, as permitted under the Final Rules) of future awards or payments, unpaid amounts or awards, or any other compensation or payments due to the Covered Person from the Company (under any compensation agreement or arrangement between the Covered Person and the Company) or other legal action, which manner of recovery shall be in conformity with the Final Rules and Section 409A. The Administrator shall provide the Covered Person written notice which states the amount demanded to be recovered from such Covered Person and how the Committee calculated that amount. The written notice must be made within 90 days of the submission to the SEC of the accounting restatement or the Committee’s final determination that Misconduct occurred. If a demand for repayment is made to such Covered Person, such Covered Person must repay the amount demanded within 120 days after the written notice is issued. The Administrator may, at is sole discretion, agree on a repayment plan with the Covered Person which allows the Covered Person to repay the amount demanded within a longer period of time (as permitted under the Final Rules, Section 409A, and other applicable laws, rules and regulations, including, without limitation, Section 402 of the Sarbanes-Oxley Act of 2002). For the avoidance of doubt, the Company shall not indemnify any Covered Person against the loss of any incorrectly awarded Incentive Compensation.
IX.    Enforceability. The Administrator may determine that any equity award agreement, employment agreement, bonus plan or similar agreement or plan entered into or amended on or after the Effective Date shall, as a condition to the grant of any benefit covered by such agreement or plan, require a Covered Person to contractually agree to abide by the terms of this Policy. Further, the adoption of this Policy does not mitigate, and is intended to enhance, the effect of any recoupment, forfeiture or similar policies in any equity award agreement, employment agreement or similar agreement in effect prior to the Effective

Date. The remedy specified in this Policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Company.
X.    Severability. The provisions in this Policy are intended to be applied to the fullest extent of the law; provided, however, to the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.
XI.    Dodd-Frank Act. In connection with the Dodd-Frank Act’s requirement that the Company implement a policy providing for the recovery of erroneously paid incentive based compensation following a required accounting restatement, the Company shall revisit this Policy and related implementing provisions following the issuance of the Final Rules or any additional guidance under Section 409A.
XII.    Amendment; Termination. Without limiting Section IX above, the Board of Directors may amend this Policy from time to time in its sole and absolute discretion and shall amend this Policy as it deems necessary to reflect the Final Rules, to comply with any rules or standards adopted by a national securities exchange on which the Company's securities are listed, or to comply with Section 409A or other rules, regulations, or guidance promulgated under the IRC. The Board of Directors may terminate this Policy at any time.
XIII.    Successors. This Policy shall be binding and enforceable against all Covered Persons and their beneficiaries, heirs, executors, administrators or other legal representatives.